Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT dated as of August 26, 2015 (this “Agreement”) by and between MDC PARTNERS INC., a corporation existing under the laws of Canada (the “Company”), and SCOTT L. KAUFFMAN (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    Employment

The Company agrees to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such continued employment, upon the terms and conditions hereinafter set forth.

2.    Term

Subject to the provisions contained in paragraphs 6 and 7, the Executive's employment by the Company shall be for a term commencing on July 20, 2015 (the “Commencement Date”) and shall continue thereafter for an indefinite period unless and until either (i) the Executive gives thirty (30) days’ prior written notice of resignation with or without “Good Reason” (as defined herein) to the Company or (ii) the Company terminates the Executive’s employment with or without “Cause” (as defined herein). Any notice given by the Executive under this Section 2 shall specify the date of termination and the fact that the notice is being delivered pursuant to Section 2 of this Agreement. The Company shall have the right at any time during such thirty (30) day notice period to relieve the Executive of all or any portion of his offices, duties and responsibilities and to place him on a paid leave-of-absence status. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefore is referred to in this Agreement as the "Termination Date". The term during which the Executive’s employment shall continue is referred to as the “Term”.

3.    Duties and Responsibilities

(a)    Title. During the Term, the Executive shall have the position of Chief Executive Officer of the Company and Chairman of the Company’s Board of Directors (the “Board”).

(b)    Duties. The Executive shall report directly to the Board, at such times and in such detail as the Board shall reasonably require. The Executive shall perform such duties consistent with his position or as may be directed by the Board.

(c)    Scope of Employment. The Executive's employment by the Company as described herein shall be full-time and exclusive, and during the Term, the Executive agrees that he will (i) devote all of his business time and attention, his reasonable best efforts, and all his skill and ability to promote the interests of the Company; and (ii) carry out his duties in a competent manner and serve the Company faithfully and diligently under the direction of the Board. Notwithstanding the foregoing, the Executive shall be permitted to continue to serve on the boards of directors listed on Schedule 1 hereto and engage in charitable and civic activities and manage his personal passive investments, provided that any such activities and/or passive investments are not in a company which transacts business with the Company or its affiliates or engages in business competitive with that conducted by the Company (or, if such company does transact business with the Company, or does engage in a competitive business, it is a publicly held corporation and the Executive's participation is limited to owning less than 1% of its outstanding shares), and further provided that any such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

(d)    Office Location. During the Term, the Executive's services hereunder shall be performed at the offices of the Company in New York, N.Y., subject to necessary travel requirements to the Company’s partner agency office locations in order to carry out his duties in connection with his positions hereunder.

4.    Compensation

(a)Base Salary. As compensation for his services hereunder, during the Term, the Company shall pay the Executive in accordance with its normal payroll practices, an annualized base salary of $1,100,000 (“Base Salary”). Effective as of January 1, 2016, the amount of the Base Salary shall be increased to $1,200,000.

(b)Perquisite Allowance. Beginning on the Commencement Date and continuing through and until December 31, 2015, the Company will pay to the Executive a perquisite allowance equal to $6,250 per month (the “Perquisite Allowance”), to cover the costs of leasing, insuring and maintaining an automobile, professional dues, as well as other perquisites (including club dues), to be paid in accordance with the Company’s normal payroll practices.

(c)Restricted Stock Grant. As soon as practicable following the date of this Agreement, the Executive shall receive an award of 100,000 restricted shares of the Company’s Class A shares in accordance with and subject to the terms and conditions of a separate restricted stock agreement to be executed and delivered by the Executive and the Company (the “Initial Stock Grant”). The shares of stock issued in connection with the Initial Stock Grant shall vest on the third anniversary of the Commencement Date (with earlier vesting in full upon termination without Cause; resignation by the Executive with Good Reason; upon a Change in Control; or upon Executive’s death or disability).

(d)Annual Discretionary Bonus. During the Term, the Executive shall be eligible to receive an annual discretionary bonus in a target amount equal to 100% of the then current Base Salary, based upon criteria determined by the Board’s Compensation Committee, which criteria shall include the Executive’s performance, the overall financial performance of the Company and such other factors as the Compensation Committee shall deem reasonable and appropriate in its discretion (the “Annual Discretionary Bonus”). The Annual Discretionary Bonus will be paid in accordance with the Company’s normal bonus payment procedures, and may be paid in the form of equity incentive awards.

(e)Grants under 2014 Cash LTIP Plan. Commencing in January 2016, the Executive shall be eligible to participate in the Company’s 2014 Cash LTIP Plan with an annual target award amount equal to 200% of the Executive’s Base Salary, with each such award to be made on terms and conditions no less favorable than those of awards made to other senior executives of the Company.

5.    Expenses; Fringe Benefits

(a)    Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term in the performance of his services hereunder in accordance with the written policies of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(b)Benefit Plans. During the Term, the Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive all benefits under any group health plans, welfare benefit plans and programs (including without limitation, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) provided by the Company to its senior executives and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

(c)    Vacation. The Executive shall be entitled to five (5) weeks of vacation in accordance with the Company's policies, with no right of carry over, to be taken at such times as shall not materially interfere with the Executive's fulfillment of his duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company's policy then in effect generally for its employees.

6.    Termination of Employment

(a)    Termination for Cause. The Company, by direction of the Board (excluding the CEO), shall be entitled to terminate the Term and to discharge the Executive for “Cause” effective upon the giving of written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean:

(i)    the Executive's willful failure or refusal to materially perform his duties and responsibilities to the Company as set forth in paragraph 3 hereof (other than as a result of a Disability pursuant to paragraph 6(d) hereof), or to abide by the reasonable directives of the Board, in each case if such failure or refusal is not cured (if curable) within 20 days after written notice thereof by the Company;

(ii)    the willful fraud or material dishonesty of the Executive in connection with his position or the performance of duties to the Company (including any misappropriation of the funds or property of the Company), or the willful misconduct of the Executive in connection with his position or the performance his duties to the Company;

(ii)    the conviction of Executive in a court of law of, or entering by the Executive of a plea of guilty or no contest to, any felony or any crime involving material dishonesty or theft;

(iv) willful failure by the Executive to cooperate as directed by the Board with a bona fide Company internal investigation or an investigation of the Company by governmental, regulatory or law enforcement authorities, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company;

(v) the resignation or other termination of the Executive as the Chief Executive Officer of the Company if at the request or instruction of any governmental, regulatory or law enforcement authority; and

(vi)    any material breach by the Executive of paragraph 8 hereof, if such breach is not cured (if curable) within 20 days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to this paragraph shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for Cause and a court determines that Cause as defined herein was not present, then such purported termination for Cause shall be deemed a termination without Cause pursuant to paragraph 6(c) and the Executive's rights and remedies will be governed by paragraph 7(b), in full satisfaction and in lieu of any and all other or further remedies the Executive may have under this Agreement.

(b)    Termination by the Executive for Good Reason. Provided that a Cause event has not occurred, the Executive shall be entitled to terminate this Agreement and the Term hereunder for Good Reason (as defined below) at any time during the Term by written notice to the Company not more than 20 days after the occurrence of the event constituting such Good Reason. For purposes of this Agreement, “Good Reason” shall be limited to:

(i) a material diminution of the Executive’s position or authority as set forth in Section 3 hereof, which breach remains uncured (if curable) for a period of 15 days after written notice of such breach to the Company;

(ii) the Company’s material breach of the compensation and benefits provisions of Sections 4 or 5 hereof, which breach remains uncured (if curable) for a period of 15 days after written notice of such breach to the Company;

(iii) relocation of the Executive’s principal office to a location more than 25 miles outside New York, N.Y.; or

(iv) following a Change in Control (as defined below), the Executive not holding the position of chief executive officer of the ultimate parent corporation or other controlling entity resulting from the Change in Control transaction.

Any notice required to be given by the Executive pursuant to this Section 7(b) shall specify the nature of the circumstance alleged to constitute Good Reason and the provisions of this Agreement relied upon, and shall specify the Date of Termination, which shall not be less than 30 days following the date of such notice.

For the purposes of this Agreement, a “Change in Control” shall have the meaning provided in Section 2(b) of the Company’s 2011 Stock Incentive Plan.

(c) Termination without Cause. The Company, by direction of the Board, shall have the right at any time during the Term to immediately terminate the employment of the Executive without Cause by giving written notice to the Executive setting forth a Date of Termination.

(d)    Termination for Death or Disability. In the event of the Executive's death, the Date of Termination shall be the date of the Executive's death. In the event the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability and the Executive shall fail to perform such duties for periods aggregating 120 days, whether or not continuous, in any continuous period of 360 days (such causes being herein referred to as “Disability”), the Company shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month during the continuance of such Disability upon at least 30 days' prior written notice to her.

7.    Effect of Termination of Employment.

(a)    Termination by the Company for Cause; by Death or Disability; without Good Reason. In the event of the termination of the employment of the Executive (1) by the Company for Cause; (2) by reason of death or Disability pursuant to paragraph 6(d); or (3) pursuant to a notice of resignation without Good Reason, the Executive shall be entitled to the following payments and benefits (the “Accrued Rights”):

(i)	unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination; and

(ii)
all outstanding equity incentive awards (including the Initial Stock Grant) and any amount due in connection with outstanding awards under the 2014 Cash LTIP Plan, solely to the extent that such awards have vested or become vested pursuant to the terms of such awards prior to or upon such termination date.

In the event of termination of the employment of Executive in the circumstances described in this paragraph 7(a), except as expressly provided in this paragraph or any other accrued benefits or indemnification rights under the Company’s by-laws, the Company shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive's employment or cessation of employment with the Company.

(b)    Termination by the Company without Cause or by the Executive for Good Reason. In the event of a termination by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following payments and benefits:

(i)	the Accrued Rights as provided in paragraph 7(a) hereof;

(ii)
his Annual Discretionary Bonus with respect to the calendar year prior to the Date of Termination, when otherwise payable, but only to the extent earned and approved by the Compensation Committee of the Board but not already paid;

(iii)
eligibility for a pro-rata portion of his Annual Discretionary Bonus with respect to the calendar year in which the Date of Termination occurs, when otherwise payable, (such pro-rata amount to be equal to the product of (A) the amount of the Annual Discretionary Bonus that would have been earned for such calendar year based on actual performance for such year, times (B) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365;

(iv)
in the event of a termination without Cause or by the Executive for Good Reason on or prior to December 31, 2015, a severance payment (the “Termination Payment”) in an amount equal to the product of 1.0 multiplied by the sum of (A) the amount of then-current Base Salary, plus (B) the accrued amount of the Annual Discretionary Bonus as of the applicable Date of Termination. The Termination Payment (less applicable withholding taxes), shall be paid to the Executive in a cash lump-sum not later than 60 days following the Date of Termination; and

(v)
in the event of a termination without Cause or by the Executive for Good Reason on or after January 1, 2016, a severance payment (the “Termination Payment”) in an amount equal to the product of 1.5 multiplied by the sum of (A) the amount of then-current Base Salary, plus (B) the amount of the Annual Discretionary Bonus paid or accrued in respect of the year immediately preceding the applicable Date of Termination. The Termination Payment (less applicable withholding taxes), shall be paid to the Executive in a cash lump-sum not later than 60 days following the Date of Termination.

In the event of termination of this Agreement in the circumstances described in this paragraph 7(b), except as expressly provided in this paragraph or any other accrued benefits or indemnification rights, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in this paragraph 7(b) is conditioned upon the Executive signing and not revoking a separation agreement in a form reasonably satisfactory to the Company (the "Separation Agreement") within 30 days following the Date of Termination. The Separation Agreement shall provide for contractual severance, a customary release of all claims by the Executive, and a reaffirmation of the Executive’s restrictive covenants. In the event the Executive breaches any material provisions of the Separation Agreement or the provisions of paragraph 8 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this paragraph 7(b), without affecting its rights under this Agreement or the Separation Agreement.

(c)    Change in Control. In the event of a Change in Control during the Term of employment, the Board’s Compensation Committee may in its sole direction determine to make an additional payment to the Executive.

8.    Non-Solicitation/Non-Servicing Agreement and Protection of Confidential Information

(a)    Non-Solicitation/Non-Servicing. The parties hereto agree that the covenants given in this paragraph 8 are being given incident to the agreements and transactions described herein, and that such covenants are being given for the benefit of the Company. Accordingly, the Executive acknowledges (i) that the business and the industry in which the Company competes is highly competitive; (ii) that as a key executive of the Company he has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, the Executive has obtained and will continue to obtain knowledge of the "know-how" and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) that his employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and his position with the Company places and placed his in a position of confidence and trust with the clients and employees of the Company; and (iv) that his rendering of services to the clients of the Company necessarily required and will continue to require the disclosure to the Executive of confidential information (as defined in paragraph 8(b) hereof) of the Company. In the course of the Executive's employment with the Company, the Executive has and will continue to develop a personal relationship with the clients of the Company and a knowledge of those clients' affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, which is valuable to the Company, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this paragraph 8 were contained in this Agreement. Accordingly, the Executive agrees that during the period that he is employed by the Company and for a period of twelve (12) months thereafter (such period being referred to as the "Restricted Period"), he shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

(i)    attempt in any manner to solicit or accept from any client business of the type performed by the Company or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through the Executive’s efforts; or

(ii)    employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any person, firm or entity other than the Company; or

(iii)    render to or for any client any services of the type which are rendered by the Company.

As used in this paragraph 8, the term "Company" shall include any subsidiaries of the Company and the term "client" shall mean (1) anyone who is a client of the Company on the Date of Termination, or if the Executive's employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the "Determination Date"); (2) anyone who was a client of the Company at any time during the one year period immediately preceding the Determination Date; (3) any prospective client to whom the Company had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Date of Termination; and (4) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time within six months after the Date of Termination (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the Date of Termination, and only if the Executive participated in or supervised such discussions). For purposes of this paragraph 8, it is further agreed that (A) a “client” shall be limited to those entities or persons in which the Executive played a significant role in rendering or providing services; and (B) a general mailing or an incidental contact shall not be deemed a "new business presentation or similar offering of services" or a "discussion". In addition, "client" shall also include any clients of other companies operating within the MDC group of companies to whom the Executive rendered services (including supervisory services) at any time during the six-month period prior to the Determination Date. In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a "Client Group"), the term "client" as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.

(b)    Confidential Information. In the course of the Executive's employment with the Company (and its predecessor), he has acquired and will continue to acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, client preferences, creative policies and ideas, advertising campaigns, creative and media materials, graphic design materials, sales promotions and campaigns, sales presentation materials, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as "confidential information". The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked "confidential" and regardless of the form of the information. The term "confidential information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 8(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this paragraph 8(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company's expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the "material") compiled by his or made available to his during his employment with the Company (whether or not the material constitutes or contains confidential information), and in connection with the performance of his duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive's employment with the Company or at any other time upon request. Except in connection with the Executive's employment with the Company, the Executive agrees that he will not make or retain copies or excerpts of the material; provided that the Executive shall be entitled to retain his personal files.

(c) Non-Competition. The Executive agrees that, during the Term, and in the event of termination without Cause, continuing during the one (1) year period following the Date of Termination, the Executive shall not, directly or indirectly, as an individual, employee, officer, consultant, independent contractor, or partner, in association with any other person, business or enterprise, except on behalf of the Company, directly or indirectly, engage in or participate in any business that is competitive with any business that the Company is substantially engaged in during the Term while employing the Executive, relating to advertising, public relations, or any other marketing communications or marketing consulting services, unless as of the Date of Termination the Company has disposed of or has ceased to be actively engaged in any such business (together, a “Competing Business”), nor shall the Executive make any investments in any Competing Business (except for interests in a publicly held corporation of less than 2% of its outstanding shares).

(d) Remedies; Acknowledgments. If the Executive commits or threatens to commit a breach of any of the provisions of paragraphs 8(a), (b) or (c), the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of paragraphs 8(a), (b) and (c) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope and other provisions of this paragraph 8 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement; and (iii) because of the nature of the business engaged in by the Company and the fact that clients can be and are serviced by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by the Executive herein. The Executive specifically acknowledges that his being restricted from soliciting and servicing clients and prospective clients as contemplated by this Agreement will not prevent his from being employed or earning a livelihood in the type of business conducted by the Company. If any of the covenants contained in paragraphs 8(a), (b) and (c), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this paragraph 8 (collectively, the "Protective Covenants") is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

(e)    Notification of Restrictive Covenants. Prior to accepting employment with any person, firm or entity during the Restricted Period, the Executive shall notify the prospective employer in writing of his obligations pursuant to this paragraph 8 (it being agreed by the Company that such notification required under this paragraph 8(e) shall not be deemed a breach of the confidentiality provisions of this Agreement). Executive may provide a copy of the provisions of this paragraph 8 to any such prospective employer.

(f)    Tolling. The temporal duration of the non-solicitation/non-servicing covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of the non-solicitation/non-servicing covenants set forth herein, and all restrictions shall automatically be extended by the period of the Executive's violation of any such restrictions.

9.    Intellectual Property

During the Term, the Executive will disclose to the Company all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of the Company, including without limitation, any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies and ideas, advertising campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive in the course of his employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees that at the Company's request and expense, he will take all steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

10.    Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

11.    Assignment

The Company and the Executive agree that the Company shall have the right to assign this Agreement in connection with any asset assignment of all or substantially all of the Company’s assets, stock sale, merger, consolidation or other corporate reorganization involving the Company and, accordingly, this Agreement shall inure to the benefit of, be binding upon and may be enforced by, any and all successors and such assigns of the Company. The Company and Executive agree that Executive's rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective, provided that the rights of the Executive to receive certain benefits upon death as expressly set forth under paragraph 7(a) of this Agreement shall inure to the Executive’s estate and heirs. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

12.    Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

13.    Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

14.    Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive:

Mr. Scott L. Kauffman
260 Churchill Ave.
Palo Alto, CA 94301

With a copy to:

Scott C. Dettmer, Esq.
sdettmer@gunder.com

If to the Company:

c/o MDC Partners Inc.
745 Fifth Avenue
New York, NY 10151
Attention: General Counsel

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

15.    No Conflict

The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

16.    Entire Agreement; Governing Law

This Agreement and the documents referenced herein (including any of the Executive’s outstanding restricted stock grant agreements and 2014 Cash LTIP Plan award agreements) represent the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company. For the avoidance of doubt, the parties acknowledge and agree that all of Executive’s outstanding and unvested restricted stock grants from the Company shall continue to vest in accordance with their underlying terms and conditions during the Executive’s Term of employment with the Company. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of New York.

17.    Headings

The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

18.    Withholdings

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.    Counterparts

This Agreement may be executed in two counterparts or by facsimile transmission, both of which taken together shall constitute one instrument.

20.    No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

21.    409A Compliance

This Agreement is intended to comply, to the extent applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be so interpreted. For purposes of this Agreement, a termination of Executive’s services on the Date of Termination shall be determined in a manner consistent with the rules relating to “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder. Notwithstanding anything herein to the contrary, (i) if on the Date of Termination Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination the Agreement is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will (A) defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Date of Termination (or the earliest date as is permitted under Section 409A of the Code), and (B) add to such payment or benefit an interest payment for the six-month period calculated using the short-term Applicable Federal Rate (monthly compounded) as in effect on the date of termination under Section 1274(d) of the Internal Revenue Code and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the parties agree to restructure the payments or benefits to comply with Section 409A of the Code in a manner which does not diminish the value of such payments and benefits to the Executive. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). If under this Agreement, an amount is paid in two or more installments, each installment shall be treated as a “separate payment” within the meaning of 409A of the Code.

*        *        *        *        *

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MDC PARTNERS INC.

By: /s/ Mitchell Gendel_________________
Name: Mitchell Gendel
Title: General Counsel

By: /s/ Scott L. Kauffman__________________
Scott L. Kauffman